EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form type)

NORDSTROM, INC.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit[2]	Maximum Aggregate Offering Price[2]	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share, to be issued under the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan	Other	3,500,000	$14.79	$51,765,000	0.0001476	$7,640.51
Total Offering Amounts					$51,765,000		$7,640.51
Total Fee Offsets							$—
Net Fee Due							$7,640.51
1 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that may become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices for the registrant’s common stock as reported by the New York Stock Exchange on November 24, 2023.